Exhibit 99.2

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert or Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

Coast Distribution System Increases Quarterly Cash Dividend to $0.07 Per Share

and Declares Third Quarter 2006 Cash Dividend

Stockholders Re-Elect Management’s Board Nominees and Approve Stockholder Rights Plan

at Annual Stockholders’ Meeting

MORGAN HILL, Calif., Aug. 14 /PRNewswire-FirstCall/ — The Coast Distribution System, Inc. (Amex: CRV - News), one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, today announced that its Board of Directors has approved an increase in the Company’s regular quarterly cash dividend to $0.07 per share, or $0.28 per year. At the same time, the Board of Directors declared the cash dividend for its third fiscal quarter of 2006, in the amount of $0.07 per share in cash, which will be paid on September 8, 2006 to all stockholders of record as of August 24, 2006.

“The increase in the quarterly cash dividend reflects our continued financial strength and increased earnings, our optimism about Coast’s future financial performance and our desire to reward our stockholders for their loyalty and support,” stated Thomas R. McGuire, Chairman and CEO of Coast. “As a Company, we are committed to maximizing the value of our stockholders’ investment in Coast.”

The Company also announced that, at the 2006 Annual Meeting held on August 10, 2006, the Company’s stockholders re-elected Thomas R. McGuire and Ben A. Frydman to serve as the Company’s Class III Directors for a term of three years, and approved the Stockholders Rights Plan that was adopted by the Board of Directors in February 2006, which means that the Stockholders Rights Plan will continue in effect for the remainder of its three year term ending on February 15, 2009.

About The Coast Distribution System

The Coast Distribution System, Inc. (http://www.coastdistribution.com) is one of the leading suppliers of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Cautionary Statements Regarding Dividend Policy and Forward-Looking Information

The declaration of cash dividends in the future, pursuant to the Company’s dividend policy, are subject to final determination each quarter by the Board of Directors based on a number of factors, including the Company’s financial performance and its available cash resources. Also, it could become necessary for the Company to obtain the consent of its lender under its secured bank loan agreement in order to pay cash dividends in the future. For these reasons, as well as other reasons, there can be no assurance that dividends in the future will be equal or similar in amount to the amount of the $0.07 per share cash dividend described in this press release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends in the future.

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Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Amendment No. 1 on Form 10-K/A, and also are discussed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in those Reports.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2005 Annual Report and first quarter 2006 Quarterly Report, whether as a result of new information, future events or otherwise.

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